Deloitte &
  Touche LLP
           50 Fremont Street                      Telephone:(415) 247-4000
           San Francisco, California 94105-2230   Facsimile:(415) 247-4329

To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of The Gap, Inc. and subsidiaries for the thirteen and thirty-nine week periods ended November 1, 1997 and November 2, 1996, as indicated in our report dated December 4, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 1, 1997, is incorporated by reference in Post Effective Amendment No. 1 to Registration Statement No. 2-72586, Registration Statement No. 2-60029, Registration Statement No. 33-39089, Registration Statement No. 33-40505, Registration Statement No. 33-54686, Registration Statement No. 33-54688, Registration Statement No. 33-54690, Registration Statement No. 33-56021, Registration Statement No. 333-00417, Registration Statement No. 333-12337, and Registration Statement No. 333-36265.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

December 10, 1997